Exhibit 99.1
APPLIED INNOVATION REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS
Year-to-date wireless and wireline sales growth offset by international sales decline
At Applied Innovation:
Julia A. Fratianne
Vice President and Chief Financial Officer
(614) 798-2000
DUBLIN, OHIO (October 27, 2006) – Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended September 30, 2006.
Sales for the three months ended September 30, 2006 were $7.7 million, compared to $8.4 million in the third quarter of 2005. Although sales declined overall for the quarter, wireless sales for the quarter ended September 30, 2006 grew 55% over the same period last year. The strong growth in wireless sales was offset by declines in wireline and international sales for the quarter. Net income was $548,000, or $0.04 per share, for the third quarter of 2006, compared to net income of $826,000, or $0.05 per share, for the same period last year.
The Company generated $4.5 million of cash flow from operations for the nine months ended September 30, 2006, and had $36.2 million of cash and investments as of September 30, 2006.
For the nine months ended September 30, 2006, sales totaled $25.5 million compared to $23.4 million for the first nine months of 2005. Wireless and wireline sales growth for the nine months ended September 30, 2006 was partially offset by declines in international sales. Net income was $2.5 million, or $0.16 per share, for the first nine months of 2006 compared to net income of $1.3 million, or $0.08 per share, for the same period in 2005. The first quarter 2006 results included a pre-tax gain of $1.0 million related to the sale of land, while the first quarter of 2005 results were negatively impacted by $0.9 million of restructuring charges related to severance and other benefit costs.
President and CEO William H. Largent said, “Our third quarter of 2006 sales results were in line with our expectations. We currently expect sales in the fourth quarter of the year to be in the $5.0 million — $6.0 million range. We also anticipate continued margin pressure in the fourth quarter of 2006, due to a change in product mix coupled with lower sales compared to the same period last year.”
Mr. Largent continued, “While the ordering pattern for our largest wireline customer remains strong, orders from our other large wireline customer were significantly lower during the third quarter of 2006, and we expect this to continue into the fourth quarter. International sales growth has been more difficult to achieve than anticipated, primarily due to longer selling cycles than experienced with our domestic telecommunications customers. We remain optimistic about our opportunities on the international front; however, we believe sales through our channel partners may take longer than originally expected. While we are disappointed with our expected total sales in the fourth quarter, we are pleased with the continued progress we have made in our wireless business.”
Other Operating Results
The Company’s gross profit for the third quarter of 2006 was $4.0 million compared to $4.7 million for the third quarter of 2005. As a percentage of sales, gross profit declined to 52% for the third quarter of 2006 from 55% in the third quarter of 2005, primarily due to an increase in the resale of lower margin third party products.

Gross profit on product sales was $3.2 million, or 51%, on sales of $6.3 million for the third quarter of 2006. For the same period last year, gross profit on product sales was $3.9 million, or 54%, on sales of $7.2 million. An increase in the resale of lower margin third party products contributed to the reduction in gross profit percentage over the prior year period.
Services gross profit for the quarter ended September 30, 2006 was $770,000, or 55% of sales of $1.4 million. For the third quarter of 2005, services sales of $1.2 million generated gross profit of $793,000, or 64% of sales. The decrease in gross margins for services was primarily a result of a change in service project mix.
Research and development (R&D) expenses were $1.04 million for the third quarter of 2006 compared to $1.2 million for the comparable quarter of 2005. As a percentage of total third quarter sales, R&D expenses were 13% in 2006 and 14% in 2005. The Company continues to invest in product enhancements and new product developments in response to specific customer and market opportunities.
Selling, general and administrative (SG&A) expenses remained flat at $2.4 million for the third quarter of 2006, or 31% of sales, compared to $2.5 million, or 30% of sales, for the third quarter of 2005.
The Company’s effective tax rate was 42% for the quarter ended September 30, 2006, compared to 28% in the quarter ended September 30, 2005. The Company’s effective income tax rate was 37% for the nine months ended September 30, 2006, compared to an effective rate of 31% for the same period in 2005. During the first half of 2006, a research and experimentation (R&E) credit was utilized to calculate the annualized income tax rate. Because the authority for this credit ended at December 31, 2005, this credit should not have been utilized in the first half of 2006 and was therefore corrected in the year-to-date effective tax rate for the nine months ended September 30, 2006. There is currently a proposal before Congress to reinstate the R&E credit with an effective date of January 1, 2006, and if this law is enacted the Company will likely be required to utilize the R&E credit entirely in the quarter ended December 31, 2006.
About Applied Innovation
Applied Innovation provides hardware and software applications that drive operational efficiency and improve quality in wireless, wireline and converging networks. Applied Innovation’s industry-leading solutions include sophisticated remote site management, 3G network data quality monitoring and logical security of critical networks. Applied Innovation is a certified TL 9000 registered company with solutions currently installed in more than 34,000 sites worldwide.
Headquartered in Dublin, Ohio, Applied is traded on NASDAQ under the symbol AINN. For more information, please visit the Company’s Web site at http://www.AppliedInnovation.com.
Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and anticipated sales and margin pressure for the fourth quarter and fiscal year 2006. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; sales orders during 2006 and thereafter; that the anticipated demand for the products and services offered by the Company may decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company’s present products and services and its ability to hire technical staff; the Company’s ability to adapt to technological changes; the availability of capital to support the Company’s business plans; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. One or more of these factors have affected and could, in the future, affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands)

Summary Balance Sheet Information

	(Unaudited)
	September 30, 2006	December 31, 2005

Cash and cash equivalents	$15,316	$9,874
Short term investments	6,652	10,478
Accounts receivable, net	2,851	4,273
Inventory, net	3,292	2,997
Other current assets	1,311	1,533

Current assets	29,422	29,155
Property, plant and equipment, net	5,217	5,899
Investments	14,213	9,740
Goodwill	3,526	3,526
Other assets	1,421	2,116

Total assets	$53,799	$50,436

Accounts payable	$967	$1,030
Accrued expenses	2,799	2,985
Deferred revenue	1,619	1,102

Total current liabilities	5,385	5,117
Deferred income taxes	265	—

Total liabilities	5,650	5,117
Stockholders’ equity	48,149	45,319

Total liabilities and stockholders’ equity	$53,799	$50,436

Summary Operational Information (unaudited)
($ in thousands, except per share and shares outstanding)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Sales	$7,746	$8,424	$25,526	$23,378
Cost of sales	3,745	3,762	12,630	10,178

Gross profit	4,001	4,662	12,896	13,200
R&D	1,040	1,209	3,135	3,305
SG&A	2,385	2,508	7,834	7,661
Restructuring charges	—	(10)	—	885
Gain on sale of land	—	—	(1,036)	—

Income from operations	576	955	2,963	1,349
Interest and other income, net	372	190	1,000	524

Income before income taxes	948	1,145	3,963	1,873
Income tax expense	400	319	1,447	588

Net income	$548	$826	$2,516	$1,285

Diluted income per share	$0.04	$0.05	$0.16	$0.08
Diluted shares	15,265,446	15,273,509	15,264,001	15,233,391